As filed with the Securities and Exchange Commission on June 16, 2017

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________________

Colony Starwood Homes
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	80-6260391 (IRS Employer Identification No.)
8665 East Hartford Drive Scottsdale, AZ (Address of principal executive offices)	85255 (Zip Code)

_________________________

Colony Starwood Homes Equity Plan
Colony Starwood Homes 2017 Employee Share Purchase Plan

(Full title of plan)

_________________________

Ryan A. Berry

Executive Vice President, General Counsel and Secretary

Colony Starwood Homes

8665 East Hartford Drive

Scottsdale, Arizona 85255

(480) 362-9760

(Name, address and telephone number of agent for service)
Copy to:

Michael A. Gordon Jason A. Friedhoff Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non‑accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

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Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(3)
Colony Starwood Homes Equity Plan Common Shares of Beneficial Interest, $0.01 par value per share	2,500,000(4)	$34.50	$86,250,000	$9,997
Colony Starwood Homes 2017 Employee Share Purchase Plan Common Shares of Beneficial Interest, $0.01 par value per share	1,000,0000	$34.50	$34,500,000	$3,999
Total	3,500,000		$120,750,000	$13,996
(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of common shares registered hereby includes an indeterminate number of shares that may be issued in connection with share splits, share dividends or similar transactions.  In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	Represents the average of the high and the low sales prices of the common shares on the New York Stock Exchange on June 12, 2017.
(3)	Computed in accordance with Rule 457(h) under the Securities Act of 1933.
(4)

Covers 2,500,000 additional common shares available for issuance under the Colony Starwood Homes Equity Plan (the “Equity Plan”), which was approved by the shareholders of the registrant on May 15, 2017. The Equity Plan authorizes the issuance of a maximum of 5,432,697 common shares. The issuance of 2,932,697 common shares issued or issuable under the Equity Plan have previously been registered pursuant to a Registration Statement on Form S-8 (No. 333- 193743) filed on February 4, 2014.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Colony Starwood Homes (the “Registrant”) relating to (i) an additional 2,500,000 common shares of beneficial interest, $0.01 par value per share (“Common Shares”), issuable to our eligible employees and consultants under the Colony Starwood Homes Equity Plan (the “Equity Plan”) and (ii) 1,000,000 Common Shares issuable to our eligible employees and consultants under the Colony Starwood Homes 2017 Employee Share Purchase Plan (the “Share Purchase Plan”). Following the registration of these additional Common Shares, the Registrant will have registered an aggregate of 5,432,697 Common Shares to be issued under the Equity Plan. The contents of the Registration Statement on Form S-8 (No. 333-193743) filed on February 4, 2014 in connection with the Equity Plan are incorporated by reference hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the Equity Plan and the Share Purchase Plan covered by this Registration Statement as required by Rule 428(b)(1), as applicable. These documents are not required to be, and are not being, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1.  Incorporation of Documents by Reference.

The Registrant is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Commission. Commission rules allow the Registrant to incorporate by reference information into this Registration Statement. This means that the Registrant can disclose important information by referring to another document. Any information referred to in this way is considered part of this Registration Statement from the date the Registrant file’s that document. Any reports filed by the Registrant with the Commission after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereunder have been sold or which deregisters all securities then remaining unsold will automatically update and, where applicable, supersede any information contained in this Registration Statement or incorporated by reference into this Registration Statement.  The Registrant incorporates by reference into this Registration Statement the following documents or information filed with the Commission (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules):

•	the Registrant’s Annual Report on Form 10‑K for the year ended December 31, 2016;
•	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017;
•

the Registrant’s Current Reports on Form 8‑K filed on January 3, 2017, January 5, 2017, January 10, 2017, February 8, 2017, February 21, 2017, February 28, 2017, March 7, 2017, March 31, 2017, April 7, 2017, May 1, 2017, May 16, 2017, June 5, 2017 and June 9, 2017 and the Registrant’s Current Report on Form 8-K/A filed on October 11, 2016;

•	those portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March 31, 2017, that are incorporated by reference in the Annual Report referred to above; and
•

the description of the Registrant’s common shares set forth in the Registrant’s Registration Statement on Form 10, as amended, filed on January 13, 2014, including any amendment or report filed for the purpose of updating such description.

All documents that the Registrant files (but not those that the Registrant furnishes) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all of the securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and will automatically update and supersede the information in the Registration Statement and any previously filed documents.

Item 2.  Description of Securities.

Not applicable.

Item 3.  Interests of Named Experts and Counsel.

None.

Item 4.  Indemnification of Directors and Officers.

The Maryland statute governing real estate investment trusts formed under the laws of that state (the “Maryland REIT law”) permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Registrant’s declaration of trust contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of a Maryland corporation. The MGCL requires a Maryland corporation (unless its charter provides otherwise, and the Registrant’s declaration of trust does not so provide) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or on behalf of the corporation or in which the director or officer was adjudged liable to the Corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Registrant’s declaration of trust authorizes it to obligate itself and the Registrant’s bylaws obligate it, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•

any individual who, while a trustee or officer of the Registrant and at the Registrant’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise as a director, officer, partner, trustee, employee, agent, member or manager of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The Registrant’s declaration of trust and bylaws also permits it to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any personnel or agent of the Registrant or a predecessor of the Registrant.

The Registrant has entered into indemnification agreements with each of its trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling the Registrant for liability arising under the Securities Act, the Registrant has been informed that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 5.  Exemption from Registration Claimed.

Not applicable.

Item 6.  Exhibits.

Exhibit Number	Description
4.1

Articles of Amendment and Restatement of Declaration of Trust of Colony Starwood Homes (incorporated by reference to Exhibit 3.1 of Colony Starwood Homes’ Current Report on Form 8-K filed January 8, 2016)

4.2	Amended and Restated Bylaws of Colony Starwood Homes (incorporated by reference to Exhibit 3.2 of Colony Starwood Homes’ Current Report on Form 8-K filed January 8, 2016)
4.3†	Colony Starwood Homes Equity Plan (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed January 21, 2014)
4.4†	First Amendment to the Colony Starwood Homes Equity Plan
4.5†	Colony Starwood Homes 2017 Employee Share Purchase Plan
5.1	Opinion of Venable LLP as to the legality of the common shares being offered
23.1	Consent of Ernst & Young LLP
23.2	Consent of Novogradac & Company LLP
23.3	Consent of John Burns Real Estate Consulting, LLC
23.4	Consent of Venable LLP (included in Exhibit 5.1)
23.5	Power of Attorney (included on the signature page to this Registration Statement)

_________________

†  Indicates a management contract or compensatory plan

Item 7.  Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scottsdale, State of Arizona, on June 16, 2017.

COLONY STARWOOD HOMES

By:	/s/ Frederick C. Tuomi

Name:  Frederick C. Tuomi

Title:   Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Barry S. Sternlicht, Arik Prawer and Ryan A. Berry, and each of them acting individually, as his attorney-in-fact, for him in any and all capacities, to sign any amendments to this Registration Statement, including post-effective amendments, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Frederick C. Tuomi Frederick C. Tuomi	Chief Executive Officer and Trustee (Principal Executive Officer)	June 16, 2017
/s/ Arik Prawer Arik Prawer	Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2017
/s/ Barry S. Sternlicht Barry S. Sternlicht	Chairman of the Board of Trustees	June 16, 2017
/s/ Thomas M. Bowers Thomas M. Bowers	Trustee	June 16, 2017
/s/ Richard D. Bronson Richard D. Bronson	Trustee	June 16, 2017
/s/ Michael D. Fascitelli Michael D. Fascitelli	Trustee	June 16, 2017
/s/ Renee Lewis Glover Renee Lewis Glover	Trustee	June 16, 2017
/s/ Jeffrey E. Kelter Jeffrey E. Kelter	Trustee	June 16, 2017

Signature	Title	Date
/s/ Thomas W. Knapp Thomas W. Knapp	Trustee	June 16, 2017
/s/ J. Ronald Terwilliger J. Ronald Terwilliger	Trustee	June 16, 2017

EXHIBIT INDEX

Exhibit Number	Description
4.1

Articles of Amendment and Restatement of Declaration of Trust of Colony Starwood Homes (incorporated by reference to Exhibit 3.1 of Colony Starwood Homes’ Current Report on Form 8-K filed January 8, 2016)

4.2	Amended and Restated Bylaws of Colony Starwood Homes (incorporated by reference to Exhibit 3.2 of Colony Starwood Homes’ Current Report on Form 8-K filed January 8, 2016)
4.3†	Colony Starwood Homes Equity Plan (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed January 21, 2014)
4.4†	First Amendment to the Colony Starwood Homes Equity Plan
4.5†	Colony Starwood Homes 2017 Employee Share Purchase Plan
5.1	Opinion of Venable LLP as to the legality of the common shares being offered
23.1	Consent of Ernst & Young LLP
23.2	Consent of Novogradac & Company LLP
23.3	Consent of John Burns Real Estate Consulting, LLC
23.4	Consent of Venable LLP (included in Exhibit 5.1)
23.5	Power of Attorney (included on the signature page to this Registration Statement)

_________________

†  Indicates a management contract or compensatory plan